LATERAL DRILLING SERVICE STANDARD AGREEMENT

ENERGY 2000, Inc. and VERDISYS, Inc.

This Lateral Drilling Services Agreement ("Agreement") is dated as of April 30, 2003, by and between Verdisys, Inc., a California corporation (“Verdisys”), and Energy 2000, Inc., a Louisiana corporation (“E2000”). Energy 2000, Inc. (“E2000”) seeks to engage Verdisys, Inc. (“Verdisys”) to provide lateral drilling services in E2000’s Monroe Gas Field in Monroe, Louisiana (the “Monroe Field”). This agreement replaces all preceding agreements between the parties hereto.

1.0 Lateral Drilling

1.1 Location of Services

Verdisys will provide lateral drilling to pay zones within E2000’s existing well base in the Monroe Field identified with greater specificity as to location on the attached Term and Pricing Invoice, which may be updated by the constituent corporations from time to time.

1.2 Parameters of Drilling

Laterals will be drilled at a depth of no more than 5800’ with a horizontal maximum of 300’.

2.0 Service Fees and Royalty

2.1 Lateral Drilling Service Fees

Verdisys Lateral Drilling Services (“Drilling Services”) will be billed at the time of commencement of drilling at the package rate set forth in the attached Term and Pricing Invoice. The Drilling Services are for each individual well site pertaining to this Contract. E2000 shall receive the Drilling Services at the minimum number of wells and at the prices identified on the Term and Pricing Invoice attached hereto. Verdisys will bill E2000 upon completion of each individual well, including any additional laterals requested, with payment due upon completion of the well based upon financing provided by Solarcom, Inc. or other financing entity.

2.2 Royalty

In addition to the fee for Drilling Services, Verdisys shall receive an 80% interest in the net operating income from E2000’s Monroe Gas Properties (the “Verdisys Royalty”). The Verdisys Royalty will be calculated as 80% of the net lease after recovery by E2000 and/or its third party financing sources of E2000’s costs related to the Drilling Services, including principal, interest, fees and costs for financing such Drilling Services; landowner royalties or other royalties to third parties other than E2000 or Verdisys; and field operating costs.

Service Contract – E2000 and Verdisys, Inc.

To provide for payment of the Verdisys Royalty, E2000 will secure for Verdisys an 80% listing with Center Point Energy (the “Gatherer”) for direct payment of proceeds. On a monthly basis, Verdisys will assign its 80% share of the royalty and E2000 shall assign its 20% share of the royalty to an escrow account (the “Drilling Services Financing Escrow Account”) until such time as the escrow account holds funds equal to the principal amount of the Verdisys Drilling Services, and any interest, fees or costs related thereto that are due or will be due to E2000 and/or a third party financing entity or entities. After the Drilling Services Financing Escrow Account has received sufficient funds to pay for the E2000 and/or third party Drilling Services financing, the escrow shall be discontinued as to such well and funds shall be remitted directly from Gatherer to Verdisys and E2000 as provided herein.

Verdisys shall not be directly or indirectly liable or obligated in any way to E2000 or to any third party for any financing or other payment obligations related to the Drilling Services, including principal, interest, fees or other costs related thereto. The obligations of Verdisys are specifically limited to compliance with the terms of this agreement related to the assignment of funds by Verdisys to the Drilling Services Financing Escrow Account for the limited time period described herein.

E2000 will remain operator, but will subcontract to Verdisys the management and operation of the Monroe field. On a monthly basis, Verdisys will be reimbursed for 20% of field operating costs by E2000 for the preceding month’s expenses, such costs to include management personnel, office costs, pumping, maintenance, repair, and any other costs reasonably related to field production and management.

3.0 Responsibilities of Parties

3.1 Verdisys Services

Verdisys will provide lateral drilling to a depth of 5800’ in the existing well structure with four (4) laterals to a maximum horizontal distance of 300’ from the center of the well bore.

3.2 Third Party Services

E2000 hereby agrees that to the extent that third party services are reasonably determined by Verdisys as needed to maximize the results of the Drilling Services or the overall output from the Monroe field, E2000 will be responsible for twenty percent (20%) of all costs related to these services.

The determination as to the appropriate number of laterals to be drilled to obtain maximum return from the well will be made by the on-site consulting geologist (or if not on-site consulting geologist is present at the site, by any third party consulting geologist mutually acceptable to the parties).

3.3 E2000 Support

E2000 agrees to provide sufficient, free and safe access to the Monroe Field and the E2000 facilities located thereon to permit timely performance of the Drilling Services and field management. Verdisys is responsible for preworking of the well to the described condition set forth in the “Verdisys Statement of Work”, and will bill such services to E2000 as an operating cost. Verdisys will also provide or subcontract necessary “cleanup” of the well and strata.

Service Contract – E2000 and Verdisys, Inc.

4.0 Warranties and Limitations

4.1 Terms and Conditions

All warranties related to Verdisys Lateral Drilling Services are contained in the separate “Service Level Agreement” (SLA) document included with this Contract.

4.2 Performance

Verdisys will provide a minimum of four laterals per well to at a depth not to exceed 5800’ with laterals horizontal distance not to exceed 300’.

4.3 Indemnification

Verdisys, at its own expense, shall indemnify, release and hold harmless E2000, its subsidiaries, affiliates or assignees, and their directors, officers, employees and agents and defend any action brought against same with respect to any claim, demand, cause of action, debt, loss or liability, including attorneys’ fees and court costs, to the extent that it is based upon a claim that the equipment used or Services provided hereunder infringes or violates any patents, copyrights, trade secrets, licenses, or other property rights of any third party. E2000 may, at its own expense, assist in such defense if it so chooses, provided that as long as Verdisys can demonstrate sufficient financial resources, Verdisys shall control such defense and all negotiations relative to the settlement of any such claim and further provided that any settlement intended to bind E2000 shall not be final without E2000’ written consent, which shall not be unreasonably withheld. In the event that Verdisys cannot demonstrate sufficient financial resources to provide such defense, the E2000 shall have the right to advance legal expenses and direct such legal defense. E2000 shall promptly provide Verdisys with written notice of any claim which E2000 believes falls within the scope of this paragraph.

Verdisys agrees to indemnify, release, defend and hold harmless E2000 for any liability or expense due to claims for personal injury or property damage (i) arising out of the furnishing or performance of the equipment or the Services provided hereunder or (ii) arising out of the fault or negligence of Verdisys, its employees or agents.

5.0 Miscellaneous

5.1 Confidentiality

Each party agrees that it shall not disclose to any third party any information concerning the customers, trade secrets, methods, processes or procedures or any other confidential business information of the other party which it learns during the course of its performance of this Contract, without the prior written consent of such other party. This obligation will survive the cancellation or other termination of this Contract.

5.2 Governing Law

This Contract shall be governed by and construed under the laws of the State of Texas.

5.3 Assignment

Either party may assign its rights under this contract with the prior written notice to the other party, except the management responsibilities undertaken by Verdisys herein may only be subcontracted or assigned with the prior consent of E2000. This Contract is binding upon the parties and their successors and assigns.

Service Contract – E2000 and Verdisys, Inc.

5.4 Authority

Each party has all requisite power and authority to execute, deliver and perform this Agreement. All necessary corporate proceedings of each party have been taken to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly authorized, executed and delivered by each party, constitutes the legal, valid and binding obligation of each party, and is enforceable in accordance with its terms. Except as set forth elsewhere herein, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal is required by either party for the execution, delivery or performance of this Agreement. No consent of any party to any contract, agreement, instrument, lease, arrangement or understanding to which either party is a signer, or to which any of its properties or assets are subject, is required for the execution, delivery or performance of this Agreement

5.5 Further Actions

At any time and from time to time, each party agrees, at its expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

5.6 Amendments

This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter. This Agreement may be amended prior to the Effective Time (notwithstanding stockholder adoption and approval) by a written instrument executed by the Constituent Corporations with the approval of their respective Boards of Directors.

5.7 Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express or similar overnight delivery or courier service or delivered in person against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement. Notices hereunder shall be deemed delivered only upon actual delivery against a signed receipt.

E2000:	Energy 2000, Inc.
10600 N. De Anza Blvd, Suite 250
Cupertino, CA 95014

Verdisys:	Verdisys, Inc.
25025 I-45 North, Suite 525
The Woodlands, TX 77380

5.8 Waiver

Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. Any waiver must be in writing and be authorized by a resolution of the Board of Directors of the waiving party.

5.9 Binding Effect

The provisions of this Agreement shall be binding upon and inure to the benefit of the Constituent Corporations and their respective successors and assigns and shall inure to the benefit of each indemnity.

Service Contract – E2000 and Verdisys, Inc.

5.10 Separability

If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

5.11 Headings

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

5.12 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been approved by resolutions duly adopted by the Board of Directors of each party and has been signed by duly authorized officers of each party, all as of the date first above written.

Energy 2000, Inc.

By: ____/S/Tom Black_________

Title: _______CEO___________

Date: __July 6, 2003________

Verdisys, Inc.

By: ____/s/Dan Williams_________

Title: ________President_________

Date: __July 6,2003_______

Service Contract – E2000 and Verdisys, Inc.